                                   Exhibit 99
                                   ----------



                       News Release dated June 13, 2003,
                containing certain selected underwriting results
                         of The Progressive Corporation
                           for the month of May 2003

[PROGRESSIVE LOGO]
                                                                            NEWS
                                                                         RELEASE

--------------------------------------------------------------------------------

The Progressive Corporation                                     Company Contact:
6300 Wilson Mills Road                                            Thomas A. King
Mayfield Village, Ohio  44143                                     (440) 395-2260
http://www.progressive.com
--------------------------------------------------------------------------------

                              FOR IMMEDIATE RELEASE

MAYFIELD VILLAGE, OHIO - June 13, 2003 -- The Progressive Corporation today reported that for May 2003, the Company produced a GAAP combined ratio of 88.3. Net premiums written increased 29% to $910.9 million for the month, compared to $706.0 million last year. Net premiums earned for the month increased 30% to $853.9 million, compared to $659.3 million last year.

         Progressive's Personal Lines business units write insurance for private passenger automobiles and recreation vehicles. Progressive's Commercial Auto business unit writes primary liability, physical damage and other auto-related insurance for automobiles and trucks owned by small businesses. The Company's other businesses primarily include writing lenders' collateral protection and directors' and officers' liability insurance. See "Supplemental Information" for May's results.

        The Progressive group of insurance companies ranks third in the nation for auto insurance, offering its products by phone at 1-800-PROGRESSIVE, online at progressive.com and through more than 30,000 independent agencies. The Progressive Corporation, the holding company, is publicly traded at NYSE:PGR.


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                           The Progressive Corporation
                            Supplemental Information
                                    May 2003
                           ($ in millions)(unaudited)


                                                                              Current Month
                                      ---------------------------------------------------------------------------------------------
                                                 Personal Lines                   Commercial
                                      -------------------------------------          Auto              Other            Companywide
                                        Agent       Direct       Total             Business       Businesses (c)           Total
                                        -----       ------       -----            ----------      --------------        -----------

Net Premiums Written                   $556.0      $240.9        $796.9            $108.0              $6.0                $910.9
% Growth in NPW                           27%         33%           28%               38%             (18)%                   29%
Premiums Earned                        $524.2      $232.9        $757.1             $90.7              $6.1                $853.9
% Growth in Premiums Earned               27%         33%           29%               40%             (22)%                   30%


Loss/LAE Ratio                           70.3        67.6          69.4              62.1              41.7                  68.5
Expense Ratio                            19.4        20.6          19.8              17.7              57.3                  19.8
Combined Ratio                           89.7        88.2          89.2              79.8              99.0                  88.3

Actuarial Adjustments(a) -             $ (2.7)       $(.2)        $(2.9)            $(4.3)              $--                 $(7.2)
     Favorable (Unfavorable)


                                                                               Year-to-Date
                                      ----------------------------------------------------------------------------------------------
                                                  Personal Lines                    Commercial
                                      -------------------------------------            Auto            Other            Companywide
                                        Agent        Direct        Total             Business        Businesses            Total
                                        -----        ------        -----            ----------       ----------         -----------

Net Premiums Written                   $3,026.5    $1,352.5      $4,379.0           $570.0           $  32.2              $4,981.2
% Growth in NPW                             29%         34%           30%              38%             (32)%                   30%
Premiums Earned                        $2,769.2    $1,224.5      $3,993.7           $473.1           $  31.1              $4,497.9
% Growth in Premiums Earned                 28%         36%           31%              48%             (36)%                   31%


Loss/LAE Ratio                             68.5        67.8          68.3             62.4              61.6                  67.6
Expense Ratio                              19.4        20.1          19.6             19.2              45.1                  19.8
Combined Ratio                             87.9        87.9          87.9             81.6             106.7                  87.4

Actuarial Adjustments(a) -             $   (9.9)   $   (3.9)     $  (13.8)          $(10.5)           $  (.6)             $  (24.9)
     Favorable (Unfavorable)

                                                            May               May
                                                            2003              2002        Change
                                                            ----              ----        ------
Policies in Force
     (in thousands)
             Agent - Auto                                   3,749             3,037        23%
             Direct - Auto                                  1,708             1,356        26%
             Other Personal Lines(b)                        1,831             1,523        20%
                                                            -----             -----
      Total Personal Lines                                  7,288             5,916        23%
                                                            -----             -----
      Commercial Auto Business                                326               251        30%
                                                            -----             -----


(a) Represents adjustments solely based on the Company's corporate actuarial review.

(b) Includes insurance for motorcycles, recreation vehicles, mobile homes, watercraft, snowmobiles, homeowners and similar items.

(c) In May 2003, the Company expensed $1.8 million of deferred acquisition costs to eliminate the premium deficiency (i.e. expected costs in excess of unearned premium balance) related to a portion of its other businesses.